Exhibit 99.1

EnergyConnect Appoints Andrew Warner as Chief Financial Officer

San Jose, California – August 6, 2009: EnergyConnect Group, Inc. (OTCBB: ECNG), an industry leader in innovative demand response technologies, today announced that Andrew Warner has been named its Chief Financial Officer and Secretary of the Company.  Andrew replaces Randy Reed, who decided to step down from his position and remain in Portland, Oregon following the transfer of the company’s headquarters to Campbell, California.

Mr. Warner has more than 20 years of experience in financial and general management, serving the needs of technology, manufacturing and service companies. For the past two years, Mr. Warner has been a consultant to emerging technology companies. Prior to that Mr. Warner was the CFO of SmartDisk Corporation, a leading provider of storage solutions that was sold to Verbatim in 2007.  Mr. Warner held the position of Chief Executive Officer of Zio Corporation, a private, digital consumer electronics company acquired by SmartDisk 2005. Prior to Zio, he served as Chief Financial Officer of SCM Microsystems Inc., a public company in the security and digital electronics markets. Reporting to EnergyConnect President and Chief Executive Officer Kevin R. Evans, Mr. Warner is assuming responsibility for the company's finance, accounting, investor relations and administration duties effective immediately.

“We are extremely pleased that Andrew has accepted the position. Having known Andrew for more than a decade and having worked together at a previous company, I am confident he has the right combination of experience and talent to serve our financial and business needs in the future,” said Mr. Evans. “Randy Reed has guided the company’s financial interests for over 20 years. On behalf of EnergyConnect, I want to recognize his personal commitment to excellence and we wish him well in his future endeavors.”

Andrew Warner commented, “I am delighted to join EnergyConnect and as part of the executive team look forward to helping the company achieve its financial and business goals.”

Randy Reed noted, “My experience with EnergyConnect and Microfield over the last two decades has been invaluable. As a shareholder, I wish them success as EnergyConnect continues its groundbreaking path in the demand response industry.”

About EnergyConnect Group, Inc.

EnergyConnect delivers industry leading Demand Response technologies and services to commercial, educational and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. The EnergyConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information about this leading edge technology or about investor relations, visit:  www.energyconnectinc.com

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Media Contact:	Rich Quattrini, Vice President
408.340.7940

Investor Relations:	Andrew Warner, CFO
408.898.4592